EXHIBIT 99.1

Sun Hydraulics 2006 Sales Rise 22% to $142 million, Net Income up 27%,

Board Declares First Quarter Dividend of $0.10

SNHY Celebrates 10 years on NASDAQ

SARASOTA, FLA, March 6, 2007 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the year and fourth quarter 2006 as follows:

(Dollars in millions except net income per share)
	December 30,	December 31,
	2006	2005	Increase
Twelve Months Ended
Net Sales	$142.3	$116.8	22%
Net Income	$16.2	$12.8	27%
Net Income per share:
Basic	$1.49	$1.18	26%
Diluted	$1.48	$1.17	26%

Three Months Ended
Net Sales	$35.0	$27.9	25%
Net Income	$3.8	$2.9	31%
Net Income per share:
Basic	$0.35	$0.26	35%
Diluted	$0.35	$0.26	35%

“Fourth quarter orders and shipments finished very strong and our 2006 financial results were even better than we had expected,” said Allen Carlson, Sun’s President and CEO. “While North America continued to hold up, we saw robust demand in Europe and Asia/Pacific. The strong order trends have continued through January and February and we anticipate first quarter 2007 results will continue to outpace the industry. We expect continued double digit growth in Q1 2007. This is exceptional given the strength of last year’s first quarter.”

“The keys to our success have not changed,” Carlson continued. “Shipping reliability, new complementary and differentiated products, a focus on integrated packages, our strong geographic presence and our website continue to help Sun gain market share. In the product area, we are excited about the launch of additional electro-hydraulic products at the Hannover Fair in Germany in April. Having the right products at the right time has been, and continues to be, our focus,” Carlson stated.

“Sun is proud to celebrate 10 years as a public company. During that time we have continued to grow both the top and bottom lines, and have returned to shareholders over $29 million in dividends,” confirmed Carlson. “For long-term investors, the value of an investment in Sun in January, 1997, has grown more than 300%, compared to a return of over 200% on the S&P 500 over the same 10-year period,” Carlson concluded.

Taxes

Year-end tax provision adjustments included additional taxes due from the repatriation of approximately $5 million from our U.K. and German operations. “While our tax rate was slightly higher than expected, we were able to pay down all U.S. debt in the fourth quarter with the cash brought back from Europe,” stated Tricia Fulton, Sun’s CFO. The effect on earnings per share from the year-end tax provision adjustments, including repatriation and other items, was approximately $0.03.

Dividend

On March 3, 2007, Sun Hydraulics Board of Directors declared a $0.10 per share dividend on its common stock. The dividend is payable on April 15, 2007, to shareholders of record as of March 31, 2007.

Outlook

2007 first quarter sales are estimated to be $39 million, a 14% increase over last year. First quarter earnings per share are estimated to be between $0.42 and $0.45 per share, compared to $0.38 per share last year.

Open House and Webcast

Sun Hydraulics Corporation will broadcast its 2006 financial results conference call live over the Internet at 4:00 P.M. E.T. tomorrow, March 7, 2007. The conference call will be in conjunction with an Investor Open House to be held at the Company’s facility at 701 Tallevast Road, Sarasota, Florida, starting at 3:45 P.M. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases”.

Webcast Q&A

Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 30, 2006, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three Months Ended
	December 30, 2006	December 31, 2005

Net sales	$34,967	$27,938

Cost of sales	23,916	19,884

Gross profit	11,051	8,054

Selling, engineering and administrative expenses	4,814	4,352

Operating income	6,237	3,702

Interest expense	77	56
Foreign currency transaction (gain) loss	124	(63)
Miscellaneous income	(217)	(124)

Income before income taxes	6,253	3,833

Income tax provision	2,440	945

Net income	$3,813	$2,888

Basic net income per share	$0.35	$0.26

Basic weighted average shares outstanding	10,837	10,920

Diluted net income per share	$0.35	$0.26

Diluted weighted average share outstanding	10,894	10,994

Dividends declared per share	$0.100	$0.100

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Twelve Months Ended
	December 30, 2006	December 31, 2005

Net sales	$142,282	$116,757

Cost of sales	98,350	79,839

Gross profit	43,932	36,918

Selling, engineering and administrative expenses	18,881	17,738

Operating income	25,051	19,180

Interest expense	312	441
Foreign currency transaction (gain) loss	187	(362)
Miscellaneous income	(351)	(36)

Income before income taxes	24,903	19,137

Income tax provision	8,680	6,329

Net income	$16,223	$12,808

Basic net income per share	$1.49	$1.18

Basic weighted average shares outstanding	10,878	10,827

Diluted net income per share	$1.48	$1.17

Diluted weighted average share outstanding	10,939	10,918

Dividends declared per share	$0.400	$0.300

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$9,379	$5,417
Restricted cash	118	413
Accounts receivable, net of allowance for doubtful accounts of $140 and $110	13,917	10,975
Inventories	10,386	7,870
Income taxes receivable	—	236
Deferred income taxes	219	782
Other current assets	986	864

Total current assets	35,005	26,557

Property, plant and equipment, net	50,355	45,181
Other assets	1,825	1,823

Total assets	$87,185	$73,561

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,812	$4,822
Accrued expenses and other liabilities	4,059	3,857
Long-term debt due within one year	426	398
Dividends payable	1,085	1,089
Income taxes payable	608	—

Total current liabilities	10,990	10,166

Long-term debt due after one year	646	1,986
Deferred income taxes	4,451	4,688
Other liabilities	298	281

Total liabilities	16,385	17,121

Shareholders’ equity:
Common stock	11	11
Capital in excess of par value	30,962	32,466
Unearned compensation related to outstanding restricted stock	—	(741)
Retained earnings	35,284	23,406
Accumulated other comprehensive income	4,543	1,647
Treasury stock	—	(349)

Total shareholders’ equity	70,800	56,440

Total liabilities and shareholders’ equity	$87,185	$73,561

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Twelve Months Ended
	December 30, 2006	December 31, 2005

Cash flows from operating activities:
Net income	$16,223	$12,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,849	5,604
Loss on disposal of assets	12	22
Stock-based compensation expense	573	365
Stock options income tax benefit	(381)	—
Allowance for doubtful accounts	30	(60)
Provision for slow moving inventory	157	(96)
Provision for deferred income taxes	326	(688)
(Increase) decrease in:
Accounts receivable	(2,972)	(2,304)
Inventories	(2,673)	(669)
Income taxes receivable	236	(236)
Other current assets	(122)	(88)
Other assets, net	(29)	39
Increase (decrease) in:
Accounts payable	(10)	2,286
Accrued expenses and other liabilities	1,385	306
Income taxes payable	989	(261)
Other liabilities	15	(19)

Net cash from operating activities	19,608	17,009

Cash flows used in investing activities:
Investment in WhiteOak	—	(400)
Capital expenditures	(9,525)	(8,813)
Proceeds from dispositions of equipment	28	5

Net cash used in investing activities	(9,497)	(9,208)

Cash flows used in financing activities:
Proceeds from debt	7,000	11,599
Repayment of debt	(8,312)	(21,469)
Proceeds from exercise of stock options	162	2,487
Stock options income tax benefit	381	—
Proceeds from stock issued	238	157
Payments for purchase of treasury stock	(2,951)	(1,588)
Dividends to shareholders	(4,347)	(2,701)

Net cash used in financing activities	(7,829)	(11,515)

Effect of exchange rate changes on cash and cash equivalents	1,385	(218)

Net (decrease) increase in restricted cash	(295)	(49)
Net (decrease) increase in cash and cash equivalents	3,962	(3,883)

Cash and cash equivalents, beginning of period	5,830	9,762

Cash and cash equivalents, end of period	$9,497	$5,830

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$312	$441
Income taxes	$7,510	$8,451

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated

Three Months
Ended December 30, 2006
Sales to unaffiliated customers	$21,972	$4,121	$4,484	$4,390	$—	$34,967
Intercompany sales	6,359	—	18	728	(7,105)	—
Operating income	4,520	521	817	436	(57)	6,237
Depreciation and amortization	1,044	38	142	252	—	1,476
Capital expenditures	1,822	76	33	400	—	2,331

Three Months
Ended December 31, 2005
Sales to unaffiliated customers	$18,177	$2,695	$3,186	$3,880	$—	$27,938
Intercompany sales	4,626	—	21	804	(5,451)	—
Operating income	2,587	345	440	337	(7)	3,702
Depreciation and amortization	1,010	37	132	246	—	1,425
Capital expenditures	2,442	15	37	112	—	2,606

Twelve Months
Ended December 30, 2006
Sales to unaffiliated customers	$89,077	$16,368	$19,128	$17,709	$—	$142,282
Intercompany sales	25,809	—	106	2,990	(28,905)	—
Operating income	16,608	2,212	4,046	2,330	(145)	25,051
Depreciation and amortization	4,206	150	510	983	—	5,849
Capital expenditures	8,408	122	238	757	—	9,525

Twelve Months
Ended December 31, 2005
Sales to unaffiliated customers	$73,998	$11,604	$15,101	$16,054	$—	$116,757
Intercompany sales	21,239	—	80	2,873	(24,192)	—
Operating income	13,443	1,520	3,145	1,260	(188)	19,180
Depreciation and amortization	3,944	149	473	1,025	—	5,591
Capital expenditures	7,007	29	843	934	—	8,813